UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2011

P & F INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29 2011, P & F Industries, Inc. (the “Company”) and Richard A. Horowitz (“Mr. Horowitz”), the Chairman of the Company’s Board of Directors (the “Board”), and its President and Chief Executive Officer, entered into an Executive Employment Agreement (the “Employment Agreement”), effective as of January 1, 2012, which agreement was approved by the Compensation Committee of the Board (the “Compensation Committee”) following the earlier review of the material proposed terms of the arrangement by the independent directors of the Board and designation of the Compensation Committee as to the authority to finalize and enter into employment arrangements with Mr. Horowitz.  The Company’s previous employment agreement with Mr. Horowitz expired on December 31, 2011.

The Compensation Committee approved the terms of the Employment Agreement after a multi-month process in which it and the independent directors of the Board evaluated Mr. Horowitz's performance (utilizing both interviews with senior executives of the Company and their own observations), Mr. Horowitz's value to the Company and appropriate market comparables. In doing so, the Compensation Committee utilized the services of Steven Hall & Partners, an independent compensation consulting firm, and of special legal counsel to the Compensation Committee.

The Employment Agreement provides for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board, Chairman of the Board, for a term expiring on December 31, 2014, unless sooner terminated pursuant to the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Horowitz will receive a minimum annual base salary of $650,000. Mr. Horowitz’s base salary will be reviewed annually by the Board and may be increased, but not decreased, from time to time. Mr. Horowitz will be eligible for an annual incentive payment in accordance with the terms and conditions of the Company’s Bonus Plan (as defined in the Employment Agreement”) with performance goals to be set by the Compensation Committee in its sole discretion (after discussions with Mr. Horowitz), with a target of 50% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 150% of his then-current base salary.  Beginning in 2013, the Compensation Committee may reduce the percentage of the target bonus and the maximum bonus and apply such target amount to a long-term cash or equity incentive plan award. Mr. Horowitz will also receive (i) senior executive level employee benefits, (ii) continuation of the annual payment of approximately $45,000 to cover premiums on a life insurance policy, (iii) a Company-provided automobile and the payment of certain related expenses and (iv) payment and/or reimbursement of certain legal and consultants’ fees in connection with the Employment Agreement. Mr. Horowitz received no equity grants in connection with the Employment Agreement.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the Agreement), then subject to his execution of a general release, (i) he will continue to receive his base salary for 18 months, (ii) he will receive a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA (the “COBRA Payments”).

In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the Agreement) or, under certain circumstances, within six months prior to a Change in Control, then he will receive the amounts set forth in the previous paragraph either in whole or in part in a lump sum, subject to his execution of a general release. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Employment Agreement) would otherwise be incurred by Mr. Horowitz, amounts paid to Mr. Horowitz upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Employment Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Employment Agreement also prohibits Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Executive Employment Agreement, dated as of January 1, 2012, between the Company and Richard A. Horowitz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date:	January 4, 2012
		By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President, Chief Operating Officer and Chief Financial Officer